Exhibit 99.1

          LCC International to Restate Financial Statements for First
                        Quarter 2005 and Full Year 2004;
                 Company Comments on Its Second Quarter Results


    MCLEAN, Va.--(BUSINESS WIRE)--Aug. 8, 2005--LCC International, Inc. (NASDAQ:LCCI), a global leader in wireless voice and data turn-key technical consulting services, announced today that the financial statements in its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and March 31, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004 will be restated due primarily to certain miscalculations of revenue earned from certain of the Company's fixed price contracts with one U.S. customer. As a result, the above-referenced financial statements, as well as management's assertion on internal controls in such reports, should no longer be relied upon prior to their restatement.

    Restatement

    During its review of the Company's second quarter results, the Company determined that revenue for certain contracts with a U.S. customer accounted for under the percentage of completion method had been miscalculated. Based upon the Company's current analysis, the restatement of the revenues would reduce third quarter 2004 revenues by approximately $2 million, or approximately 4 percent, and fourth quarter 2004 revenues by approximately $4 million, or approximately 10 percent. Total year 2004 revenues will be reduced by approximately $6 million, or approximately 3 percent. Cost of revenues in each of the periods will also be reduced. The reported net after-tax loss for the full year 2004 is expected to increase by approximately $1 million. The reported after-tax loss for the first quarter of 2005 will increase by approximately $0.2 million. The Company noted that these estimates are preliminary and have not been audited or reviewed by KPMG LLP and are subject to change as the restatement process is completed. The Company hopes to complete the restatement process in four to six weeks, but there can be no assurance that it will be finished by that date.
    Peter Deliso, LCC interim chief executive officer said, "While we are disappointed about having to restate our first quarter and 2004 financial results, our core business remains sound. The profit improvement plan we implemented last June has not had its full impact. Our backlog at June 30 was approximately $125 million, and we added two contract wins in July totaling $25 million. Our performance and client relationships remain strong. We are in an opportunity rich environment with a robust sales pipeline. Our teams have a renewed focus on margin improvement and profitable growth. We are a company in transition and have yet to see the full potential."
    Bob Waldron, LCC chief financial officer, stated: "Based on a review of the Company's significant U.S. revenue-producing contracts, the miscalculation during the affected periods appears to be restricted to contracts with one customer. The Company's internal auditors have also performed testing on certain of the Company's U.S. revenue-producing contracts and we have not identified additional adjustments that are needed. In addition to focusing on restating our financial reports, we are in the process of retesting all of our key internal controls. We will also be performing internal audits on major projects and will be looking at ways to enhance our financial reporting."

    Second Quarter Results

    The Company at this time is only providing limited financial information for the second quarter because results for the period ended June 30, 2005 are affected by the above-mentioned restatement. Due to this effect, the Company anticipates that it will be unable to file its Form 10-Q for the second quarter on a timely basis.
    Second quarter revenues are estimated at approximately $45 million. The net after-tax loss for the second quarter of 2005 is estimated at approximately $5 million, or about $.20 per share. This is primarily due to lower than anticipated margins in North America and a previously announced restructure reserve now estimated at $1.1 million. Gross margins for the Company for the second quarter were approximately 15%. The Company recorded a gain of $0.6 million related to its NextWave settlement, which was offset by a $0.6 million foreign currency loss resulting from the continued strengthening of the dollar against the Euro and the Pound. The Company recorded estimated foreign taxes of $0.7 million, but recorded no U.S. tax benefit. Year-to-date revenues are estimated at approximately $88 million, with the estimated after-tax net loss estimated at approximately $8 million, or about $.33 per share. The Company noted that these estimates are preliminary and have not been reviewed by KPMG LLP and are subject to change as the restatement process is completed. The Company ended the second quarter with $14.1 million in cash.
    The Company reported backlog at June 30 of approximately $125 million as compared to the $120 million the Company reported as of April 30.

    Conference Call Details

    As previously announced, a conference call to discuss the Company's performance will be held on Tuesday, August 9 at 8:30 a.m. Eastern. Interested parties wishing to participate in the conference call should dial +1.617.847.8704. Participants should enter passcode 80049330 in order to be connected to the call.
    To listen to a live broadcast of the conference call via the Internet, please visit the Investor Relations section of the Company's web site located at www.lcc.com. In order to participate in the call via the Internet, participants will need a computer with speakers and the Windows(R) Media Player plug-in.
    A replay of the call will begin at approximately 10:30 a.m. Eastern on Tuesday, August 9 and will continue until 12 midnight Eastern on Wednesday, August 10. To access the replay, please dial +1.617.801.6888 and enter passcode 41524417 to be connected to a recording of the LCC International earnings call.
    Beginning Wednesday, August 10, LCC's call to discuss its financial results will be available for review on the Company's web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access the August 9th call, go to the Audio Archives page that can be found in the Investor Relations section of the Company's web site.

    About LCC

    LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Statements included in this news release which are not historical in nature are "forward-looking statements" within the meaning of
Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company's services; forecasts or opinions regarding anticipated revenues, earnings and profits; statements regarding contracts, work or revenue opportunities the Company may secure in the future; and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies and financing opportunities for the Company's clients, delays in the award of new work or the progress of existing projects, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's clients, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company's estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company's anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.


    CONTACT: LCC International, Inc.
             Bob Waldron, 703-873-2266
             bob_waldron@lcc.com